Exhibit 10.19

AGREEMENT ON SETTLEMENT OF THE GOVERNANCE AND

PAST FINANCIAL SITUATION OF GEOVIC CAMEROON PLC

FROM 1995 TO 2006

BETWEEN

GEOVIC LIMITED

And

SOCIETE NATIONALE D’INVESTISSEMENT DU CAMEROUN

(ON BEHALF OF ITSELF AS A SHARE HOLDER AND AS

REPRESENTATIVE OF THE OTHER CAMERRONIAN

SHAREHOLDINGS)

And

WILLIAM A. BUCKOVIC

PREAMBLE

WHEREAS Geovic Cameroon PLC (“GeoCam” or “Company”), a Public Limited Company organized and operating under the laws of the Republic of Cameroon, was established in 1995 to explore, develop and produce minerals from properties located in south-eastern Cameroon; At the time of formation until the ninth of April of the year, 2007 the date of signature of a Shareholders Agreement (“Agreement”), the Shareholders of Geovic Cameroon had no formal agreement under which they would participate in the company’s funding and other related matters;

WHEREAS since the formation of the company, professionals From Geovic Ltd. Have conducted in connection with the Properties, widespread field exploration and appraisal activities together with extensive laboratory studies validated by independent engineering experts, such activities having resulted in the discovery of valuable Mineral deposits;

WHEREAS these activities, duly recorded in GeoCam reports, are now the subject of Feasibility Studies;

WHEREAS Geovic Ltd. (“Geovic”), the majority Shareholder, was authorized by the GeoCam Board through resolutions (1997, 1998 and 2002) to incur the expenditures necessary to carry out the above-mentioned activities and these advanced expenditures are presently recorded in accounting statements and have been examined by the Statutory Auditor, subject to further review as stipulated in the Shareholders Agreement;

MINDFUL the provision of Article 3 of the Shareholders Agreement where the Shareholders clearly manifested the will to settle up the governance and past financial situation of the Company;

MINDFUL that it was clearly stated that regarding the past expenditures and the resulting indebtedness of GeoCam, SNI shall conduct a complete due diligence analysis of the activities, costs and results of GeoCam since inception to satisfy the minority Shareholders as to the adequacy of the Mining Project and the performance of Geovic in its duties regarding the project then the said due diligence analysis shall be reported to Geovic for discussion by the parties and subsequent settlement of any outstanding issues;

MINDFUL that the parties agreed on the negotiation of agreements on the commercial and financial relations between Geovic and GeoCam in an urgent manner in accordance with Section 7.3 of the Shareholders Agreement referred above;

WHEREAS the Due Diligence Report on the activities, costs and results of GeoCam since inception prepared by Hatch Consulting and C2A FIDAL has been reported to Geovic by SNI and comments have been provided by Geovic, Pincock Allen and Holt, Reynolds and Associates on behalf of Hazen Research on various issues raised by the Due Diligence Report;

WHEREAS the parties met in Grand Junction (Colorado -USA) in August 12-20, 2007, and Yaounde (Cameroon) in September 24-27, 2007 and had extensive discussions regarding past accounts and various alternatives to settle past accounts of 1995-2006 with possible paths forward; and

WHEREAS the parties hereto wish to finally settle the GeoCam financial situation from inception through the end of 2006 and to set out the terms and conditions under which Geovic Ltd. will be compensated for its advances to Geovic Cameroon PLC.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article 1: GEOCAM DEBT AMOUNT

Section 1.1: Settlement of Existing Loan Agreement

The parties agree, subject to review and approval by legal, tax, and accounting experts, that the existing Loan and Debt Repayment Security Agreement dated 01 January 2006 and associated Schedules has been addressed and settled in full by replacing it with Geovic capital advances in the records of Geovic Cameroon in the amount of US$23,133,308 (Schedule A: GeoCam Past Expenditures 1995-2006) which will not bear interest or be evidenced by a loan agreement. Consequently, the Loan and Debt Repayment Security Agreement shall have no further effect.

Section 1.2: Reimbursement modalities

This aforementioned settlement amount will serve to apply against future capital increases requested by GeoCam in which SNI and other minority shareholders would make cash contributions while Geovic would be able to apply part of or its entire shareholder capital advances balance depending on the amount of the capital increase. Geovic will not be required to make cash contributions in future capital increases until it has applied its entire shareholder advances balance as described above.

Article 2: GEOVIC COMPENSATION

Section 2.1: Principle

In respect of its prior intercompany funding facilities (advances) during the period since inception of the Project up until December 31st 2006, the parties have agreed on a compensation for Geovic.

Section 2.2: Nature

This compensation is a payment obligation of GeoCam to Geovic in conformity with the spirit of the November 2002 GeoCam Board resolution.

Article 3: COMPENSATION MODALITIES

Section 3.1: Compensation Calculation

In accordance with the principles expressed in Article 2, the compensation due Geovic attributable to its capital advance of US$23,133,308 is US$9,012,207 (Schedule B: Compensation Calculation, Geovic Advances 1995-2006) which represents the accrued amount of annual interest attributable to Geovic capital advances up through December 31st, 2006.

Section 3.2: Interest Rate Used

The compensation amount in Section 3.1 was calculated and accrued with daily compounding based on application of the BEAC interest rate (Taux d’interet des appels d’offres (“TIAO”)) plus (+) two (2) percentage points. The effective date of the amount advanced for each fiscal year was established as the 1st of July or 1st of January of the following fiscal year from 1995/1996 to 2006.

Section 3.3: Services Contracts

Geovic shall recharacterize all past GeoCam annual expenditures (Technical and Professional Services, GeoCam Offshore Expenses, and Wire Transfers Direct to Geovic Cameroon Accounts) Services Contracts in the same manner that the Services Contract for the year 2007 was crafted. Compensation due Geovic shall be clearly stated in the Services Contract for each year and the total compensation amount shall be accrued up through the end of 2006 and duly recorded in GeoCam financial statements.

Article 4: LOAN AGREEMENT

The compensation amount of US$9,012,207 through December 31, 2006 will be evidenced by a loan agreement between Geovic and GeoCam with the effective date of 1st of January 2007 and interest rate at the average BEAC TIAO interest rate for the period plus (+) two (2) percentage points. Interest on this loan will be accrued with daily compounding. The interest repayment and amortization schedule of the loan will be determined in the loan agreement and commence one year after commercial production begins with the duration of such repayment and amortization period not to exceed four (4) years, subject to the requirements of outside lenders.

IN W1TNESS WHEREOF the parties have duly executed this agreement as of 31 December 2007.

By:	/s/ John E. Sherborne
GEOVIC LTD.
Name:	John E. Sherborne
Title:	Chief Executive Officer

/s/ William A. Buckovic
William A. Buckovic

Société Nationale D’Investissement du Cameroun
Name:
Title:	Le Directeur Général

Schedule A:

GeoCam Past Expenditures 1995-2006

(US$)

Period	Technical and Professional Services	Geovic Cameroon Offshore Expenses	Wire Transfers Direct to Geovic Cameroon Accounts	Total
Jul 1994-Jun 1995	$193,637.00	$10,985.17	$32,000.00	$236,622.17
Jul 1995-Jun 1996	$250,225.00	$29,448.91	$164,000.00	$443,673.91
Jul 1996-Jun 1997	$376,085.00	$71,174.82	$162,000.00	$609,259.82
Jul 1997-Jun 1998	$435,790.00	$317,136.52	$255,000.00	$1,007,926.52
Jul 1998-Jun 1999	$620,905.00	$102,982.62	$400,600.00	$1,124,487.62
Jul 1999-Jun 2000	$644,102.00	$435,605.57	$262,750.00	$1,342,457.57

Jul 2000-Jun 2001	$1,019,237.00	$1,283,374.57	$540,100.00	$2,842,711.57
Jul 2001-Jun 2002	$996,302.00	$463,492.06	$290,871.47	$1,750,665.53
Jul-Dec 2002	$529,081.00	$419,813.15	$350,350.00	$1,299,244.15
Jan-Dec 2003	$1,249,594.00	$863,160.38	$534,987.34	$2,647,741.72

Jan-Dec 2004	$1,517,880.00	$730,954.50	$1,044,427.00	$3,293,261.50
Jan-Dec 2005	$1,268,634.00	$599,088.78	$587,341.50	$2,455,064.28

Jan-Dec 2006	$1,383,300.00	$733,635.73	$1,963,255.48	$4,080,191.21

Total	$10,484,772.00	$6,060,852.78	$6,687,682.79	$23,133,307.57

Schedule B:

Compensation Calculation,

Geovic, Ltd. Advances 1995-2006

(US$)

Period	Compensation
Jul 1994-Jun 1995	$—
Jul 1995-Jun 1996	$26,052
Jul 1996-Jun 1997	$72,683
Jul 1997-Jun 1998	$138,274
Jul 1998-Jun 1999	$246,860
Jul 1999-Jun 2000	$384,725
Jul 2000-Jun 2001	$530,631
Jul 2001-Jun 2002	$798,865
Jul-Dec 2002	$503,259
Jan-Dec 2003	$1,155,501
Jan-Dec 2004	$1,429,565
Jan-Dec 2005	$1,750,757
Jan-Dec 2006	$1,975,035

Total	$9,012,207